UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Sevin Rosen Fund IV, L.P.
   Two Galleria Tower
   13455 Noel Road, Suite 1670
   Dallas, TX  75240
2. Issuer Name and Ticker or Trading Symbol
   ArQule, Inc.
   ("ARQL")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|09/26/|J(1)| |592,208           |D  |           |1,168,614          |D     |                           |
1 per share                |97    |    | |                  |   |           |                   |      |                           |
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Common Stock, par value $.0|      |    | |                  |   |           |24,421             |I     |By Legomer Investors, Inc. |
1 per share                |      |    | |                  |   |           |                   |      |(2)                        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Distribution by Reporting Person to its
partners.
(2) The Reporting Person is a majority stockholder in Legomer Investors, Inc. Steven M. Dow, a general partner of
SRB Associates IV L.P., the general partner of the Reporting Person, is the President and a director of Legomer
Investors, Inc. The Reporting Person disclaims beneficial ownership, within the meaning of Rule 13d-3 under the
Securities Exchange Act of 1934, as amended, of the shares of stock owned by Legomer Investors, Inc. except to the extent of its pecuniary interest
therein.
By:  Sevin Rosen Fund IV, L.P.
By:  SRB Associates IV, L.P., its general
partner
By:  /s/  John V.
Jaggers
        John V. Jaggers, General Partner                            October 10,
1997

SIGNATURE OF REPORTING PERSON
See Signature on Last Page
DATE
October 10, 1997